As filed with the Securities and Exchange Commission on May 31, 2022.
Registration No. 333-223202

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

KKR & CO. INC.
(Exact name of Registrant as specified in its charter)

Delaware	88-1203639
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

30 Hudson Yards
New York, NY 10001
Telephone: (212) 750-8300
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Amended and Restated KKR & Co. Inc. 2010 Equity Incentive Plan
(Full Title of the Plan)

 David J. Sorkin, Esq.
General Counsel
KKR & Co. Inc.
30 Hudson Yards
New York, NY 10001
Telephone: (212) 750-8300
(Name and address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Joseph H. Kaufman, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Telephone: (212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer	☐
Non-accelerated filer ☐	Smaller reporting company	☐
	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 (this “Amendment”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to notify the Securities and Exchange Commission (the “Commission”) that effective as of May 31, 2022, KKR Group Co. Inc. (formerly “KKR & Co. Inc.”), a Delaware corporation (the “Predecessor Registrant”), merged (the “Merger”) with KKR Aubergine Merger Sub II LLC, a Delaware limited liability corporation (“Merger Sub II”) and a direct wholly-owned subsidiary of KKR & Co. Inc. (formerly “KKR Aubergine Inc.”), a Delaware corporation (the “Successor Registrant”), pursuant to which the Predecessor Registrant became a direct wholly-owned subsidiary of the Successor Registrant, in accordance with the Agreement and Plan of Merger, dated May 31, 2022 among the Predecessor Registrant, the Successor Registrant and Merger Sub II. For the purposes of this Amendment and the Registration Statement (as defined below), (i) as of any time prior to the effective time of the Merger, references to the “Company,” “we,” “us,” “our” and similar terms mean the Predecessor Registrant and references to “common stock” mean the common stock, par value $0.01 per share, of the Predecessor Registrant and (ii) as of the effective time of the Merger and thereafter, references to the “Company,” “we,” “us,” “our” and similar terms mean the Successor Registrant and references to “common stock” mean the common stock, par value $0.01 per share, of the Successor Registrant. This Amendment does not reflect any increase in the number of shares issuable pursuant to the Amended and Restated KKR & Co. Inc. 2010 Equity Incentive Plan (the “2010 Plan”).

This Amendment relates to the Registration Statement of the Predecessor Registrant on Form S-8 (File No. 333-223202), filed with the Commission on February 23, 2018, as amended by Post-Effective Amendment No. 1 thereto, filed with the Commission on July 2, 2018, registering 31,410,341 shares of common stock issuable under the 2010 Plan and an indeterminate number of additional shares of common stock of the Company as may be issued with respect to such shares by way of a stock dividend, stock split or similar transaction (as amended, the “Registration Statement”). This Amendment does not increase the total number of shares of common stock that may be issued pursuant to the 2010 Plan.

In connection with the Merger, all of the outstanding capital stock of the Predecessor Registrant (including any options or other rights to acquire the same) was converted automatically, on a share-for-share basis, into equivalent capital stock of the Successor Registrant (and rights to acquire the same). As a result of the Merger, each stockholder of the Predecessor Registrant became a stockholder of the Successor Registrant. In connection with the Merger, the Successor Registrant assumed the Predecessor Registrant’s existing obligations in connection with awards granted under the 2010 Plan.

In accordance with paragraph (d) of Rule 414 under the Securities Act, the Successor Registrant hereby expressly adopts the Registration Statement as its own registration statement except as amended by this Amendment, for all purposes of the Securities Act and under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All registration fees were paid at the time of filing of the original Registration Statement.

1

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this Amendment in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 2010 Plan covered by the Registration Statement as adopted by this Amendment as required by Rule 428(b)(1). Such documents are not required to be, and are not, filed with the Commission either as part of this Amendment or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company pursuant to the Exchange Act are hereby incorporated herein by reference:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 28, 2022;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed on May 6, 2022;

(c)
the Company’s Current Reports on Form 8-K filed on January 3, 2022 (Items 5.02 and 5.07), January 10, 2022 (Item 5.02), April 8, 2022, April 26, 2022 and May 17, 2022 (excluding Item 7.01 and Exhibit 99.1); and

(d)
the description of the Company’s securities registered under Section 12 of the Exchange Act contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 28, 2022, including any amendments or reports filed for the purpose of updating such description.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Amendment and prior to the filing of a post-effective amendment hereto indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Amendment to the extent that a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.          Description of Securities.

Not applicable.

Item 5.          Interests of Named Experts and Counsel.

The validity of the common stock will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain partners of Simpson Thacher & Bartlett LLP, members of their families and related persons have an interest representing less than 1% of the capital commitments of investment funds managed by an affiliate of the Company.

Item 6.          Indemnification of Directors and Officers.

The Company is incorporated under the laws of Delaware.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Under the Company’s certificate of incorporation, in most circumstances, the Company will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts: (a) KKR Management LLP (formerly known as KKR Management LLC) (“KML”) and any successor or permitted assign that owns the Series I preferred stock of the Company at the applicable time (the “Series I Preferred Stockholder”); (b) KML in its capacity as the former general partner of KKR & Co. L.P. (the “Former Managing Partner”); (c) any person who is or was an affiliate of the Series I Preferred Stockholder or the Former Managing Partner; (d) any person who is or was a member, partner, Tax Matters Partner (as defined in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and in effect prior to 2018), Partnership Representative (as defined in the Code), officer, director, employee, agent, fiduciary or trustee of us or our subsidiaries, including KKR Group Partnership (as defined in the Company’s certificate of incorporation), the Series I Preferred Stockholder or the Former Managing Partner or any affiliate of the Company or its subsidiaries, the Series I Preferred Stockholder or the Former Managing Partner; (e) any person who is or was serving at the request of the Company or the Former Managing Partner or any affiliate of the Company or the Former Managing Partner as an officer, director, employee, member, partner, Tax Matters Partner, Partnership Representative, agent, fiduciary or trustee of another person (provided that a person shall not be an indemnitee by reason of providing, on a fee-for-services basis or similar arms-length compensatory basis, agency, advisory, consulting, trustee, fiduciary or custodial services); or (f) any person the Company in its sole discretion designates as an indemnitee. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;
•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and
•	any transaction from which the director derived an improper personal benefit.

The Company has agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. The Company has also agreed to provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of the Company’s assets. Unless it otherwise agrees, the Series I Preferred Stockholder will not be liable for, or have any obligation to contribute or loan any monies or property to the Company to enable the Company to effectuate, indemnification. The indemnification of the persons described above shall be secondary to any indemnification such person is entitled from another person or the relevant KKR fund to the extent applicable. The Company may purchase insurance against liabilities asserted against and expenses incurred by persons in connection with its activities, regardless of whether the Company would have the power to indemnify the person against liabilities under the Company’s certificate of incorporation.

In addition, the Company has entered into indemnification agreements with KML and each of the Company’s directors. Each indemnification agreement provides that the indemnitee, subject to the limitations set forth in each indemnification agreement, will be indemnified and held harmless by the Company on an after-tax basis from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which the indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an indemnitee or by reason of any action alleged to have been taken or omitted in such capacity, whether arising from alleged acts or omissions to act occurring on, before or after the date of such indemnification agreement. Each indemnification agreement provides that the indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by an arbitral tribunal or court of competent jurisdiction determining that, in respect of the matter for which the indemnitee is seeking indemnification pursuant to the indemnification agreement, the indemnitee acted in bad faith or engaged in fraud or willful misconduct.

The Company currently maintains liability insurance for its directors and officers. Such insurance would be available to the Company’s directors and officers in accordance with its terms.

Item 7.          Exemption from Registration Claimed.

Not applicable.

Item 8.          Exhibits.

The following exhibits are filed as part of this Amendment:

Exhibit Number	Description of Document
4.1	Amended and Restated Certificate of Incorporation of KKR & Co. Inc. (incorporated by reference to Exhibit 3.1 to the Predecessor Registrant’s Current Report on Form 8-K filed on May 31, 2022).
4.2	Amended and Restated Bylaws of KKR & Co. Inc. (incorporated by reference to Exhibit 3.2 to the Predecessor Registrant’s Current Report on Form 8-K filed on May 31, 2022).
4.3
Amended and Restated KKR & Co. Inc. 2010 Equity Incentive Plan (incorporated by reference to Exhibit 4.4 of the Predecessor Registrant’s Post-Effective Amendment No. 1 to Form S-8 filed on July 2, 2018).

5.1	Opinion of Simpson Thacher & Bartlett LLP.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1).
24.1	Power of Attorney (included on the signature page).

Item 9.          Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on May 31, 2022.

KKR & Co. Inc.

By:	/s/ Robert H. Lewin
	Name:	Robert H. Lewin
	Title:	Chief Financial Officer

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints Henry R. Kravis, George R. Roberts, Joseph Y. Bae, Scott C. Nuttall, Robert H. Lewin, David J. Sorkin and Christopher B. Lee and each of them, any of whom may act without the joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to the Registration Statement on Form S-8 of the Successor Registrant (as successor registrant to the Predecessor Registrant pursuant to Rule 414 under the Securities Act of 1933, as amended) under Registration File No. 333-223202, and to make such changes in and additions and amendments to such Registration Statement (including any further post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933 this Post-Effective Amendment No. 2 to the Registration Statement and powers of attorney have been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Henry R. Kravis	Co-Executive Chairman, Director	May 31, 2022
Henry R. Kravis

/s/ George R. Roberts	Co-Executive Chairman, Director	May 31, 2022
George R. Roberts

/s/ Joseph Y. Bae	Director, Co-Chief Executive Officer (principal executive officer)	May 31, 2022
Joseph Y. Bae

/s/ Scott C. Nuttall	Director, Co-Chief Executive Officer (principal executive officer)	May 31, 2022
Scott C. Nuttall

/s/ Adriane M. Brown	Director	May 31, 2022
Adriane M. Brown

/s/ Matthew R. Cohler	Director	May 31, 2022
Matthew R. Cohler

/s/ Mary N. Dillon	Director	May 31, 2022
Mary N. Dillon

/s/ Joseph A. Grundfest	Director	May 31, 2022
Joseph A. Grundfest

/s/ Arturo Gutiérrez Hernández	Director	May 31, 2022
Arturo Gutiérrez Hernández

/s/ John B. Hess	Director	May 31, 2022
John B. Hess

/s/ Dane E. Holmes	Director	May 31, 2022
Dane E. Holmes

/s/ Xavier B. Niel	Director	May 31, 2022
Xavier B. Niel

/s/ Patricia F. Russo	Director	May 31, 2022
Patricia F. Russo

/s/ Thomas M. Schoewe	Director	May 31, 2022
Thomas M. Schoewe

/s/ Robert W. Scully	Director	May 31, 2022
Robert W. Scully

/s/ Evan T. Spiegel	Director	May 31, 2022
Evan T. Spiegel

/s/ Robert H. Lewin	Chief Financial Officer (principal financial and accounting officer)	May 31, 2022
Robert H. Lewin